EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

CHARMING SHOPPES, INC. ANNOUNCES
FURTHER INITIATIVES TO STREAMLINE OPERATIONS,
REDUCE EXPENSES AND IMPROVE CASH FLOW

Bensalem, PA, February 5, 2008 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today announced further initiatives and actions being taken as a result of the Company’s ongoing business review and in response to the continuing weak retail and economic environment in which the Company is currently operating.  These actions are being taken in order to streamline business operations, reduce SG&A and capital expenditures, improve cash flow, and enhance shareholder value, and include:

•
The elimination of approximately 150, or 13%, of corporate and field management positions, which was completed as of January 31, 2008, and together with the Company’s announcement to relocate its Catherines home operations to Bensalem, results in an aggregate reduction of approximately 200 full-time positions;

•
A decrease of more than $40 million in the capital budget for fiscal year 2009, representing a 30% decrease from fiscal year 2008, primarily through a significant reduction in the number of planned store openings for fiscal year 2009;

•	The closing of approximately 150 underperforming stores, including approximately 100 stores at the Fashion Bug chain; and,
•	The closing of the Petite Sophisticate full-line retail concept.

Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc. stated, “As part of our ongoing review of our operations, especially in this challenging environment, we are taking a number of additional actions to improve profitability and enhance shareholder value.

“In November 2007, we announced the execution of a number of initiatives which had been under review during the last fiscal year, including decreases in inventory levels, reductions of capital expenditures, share repurchases, and the relocation of our Catherines’ Memphis, TN operations to our Bensalem, PA offices.  Today’s announcements, in conjunction with initiatives we announced in November, will enable us to further sharpen our focus on our core businesses, reduce SG&A and capital spending, including a pull-back on new store growth, and ultimately improve cash flow.  These were difficult, but necessary actions and we are confident that by streamlining our operations, realigning our field management structure, and reducing the number of positions at our corporate headquarters, we will further strengthen Charming Shoppes’ operational and financial performance.  Today’s announcements add more emphasis and importance to many initiatives which we began in fiscal year 2008.

“Although we remain confident in Charming Shoppes’ continuing long-term growth opportunities, we have significantly pared back our fiscal year 2009 capital budget in connection with our ongoing review of operations and as a prudent measure in the current economic environment.  These reductions are in addition to the 10% decrease in the fiscal year 2008 capital budget as announced in August 2007.  Our fiscal year 2009 gross capital expenditures plan of approximately $103 million will represent a significant reduction of more than $40 million, or 30% below projected levels of $146 million for the fiscal year ending February 2, 2008.  Compared to fiscal year 2008, key elements of our 2009 capital budget include a 50% reduction in our new store openings, a 20% reduction in relocations, and reductions in infrastructure spending.  Our store openings in fiscal year 2009 are largely at our Lane Bryant retail brand, and primarily reflect lease commitments that had been entered into during the first half of fiscal 2008.”

Today’s announcement also includes the identification of approximately 150 underperforming store locations to be closed, representing a significant acceleration of the Company’s typical annual store closing program.  The closings include approximately 100 Fashion Bug locations, as well as a number of locations in each of the Company’s other retail concepts.  In a majority of cases, the closing store is in a market area supported by a number of our stores, and the Company will take advantage of opportunities for sales transfers to remaining area stores.  The Company estimates that the stores identified for closure are currently generating a pre-tax loss of approximately $6 million on an annualized basis.

Additionally, the Company announced the closing of its four-store Petite Sophisticate Retail concept, which was launched during fiscal year 2008.  Bern commented, “Although we continue to view Petite Sophisticate as an exciting growth opportunity, our more immediate priorities call for dedicating a greater focus to our core businesses.  The decision to discontinue the further development of the Petite Sophisticate full-line chain does not impact our 52 Petite Sophisticate Outlet stores, the majority of which operate in side-by-side locations with our Lane Bryant Outlet stores.”

The Company anticipates that the execution of the initiatives announced today will result in approximately $20.0 million of annualized pre-tax savings, primarily in the areas of non-store payroll and annualized losses related to the aforementioned 150 store closings.  As a result of the initiatives announced today, the Company expects to recognize one-time non-recurring pre-tax charges of approximately $17.3 million ($10.8 million after tax, or $0.09 per diluted share) related to severance, benefits and lease termination costs, including $7.0 million ($4.4 million after tax) of non-cash pre-tax charges related to the write-down of store assets. On an after-tax basis, the impact of the one-time non-recurring charges is expected to be slightly cash-flow negative.

Providing an update on the Company’s share repurchase plan, Bern stated, “During fiscal year 2008, we have repurchased a significant number of shares under our share repurchase program.  Year to date, we have repurchased approximately 24 million shares, or 19% of our beginning-of-year share count.  Additionally, in November 2007, we announced our Board of Directors had authorized an extensive $200 million share repurchase program which we intend to complete over the next several years.”

In summary, Bern said, “We remain confident in and committed to our long-term multi-brand, multi-channel strategy.  In the near-term, however, and similar to difficult actions we have taken in past retail and economic downturns, we are taking important steps to ensure a greater focus on our core businesses and on improving profitability.  As we have done in the past, we will continue to examine additional opportunities to further drive sales, profitability and shareholder value.”

At November 3, 2007, Charming Shoppes, Inc. operated 2,453 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, PETITE SOPHISTICATE®, LANE BRYANT OUTLET®, and PETITE SOPHISTICATE OUTLETTM. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders:  Lane Bryant WomanTM, Old Pueblo Traders®, Bedford Fair®, Willow Ridge®, Lew Magram®, Brownstone Studio®, Intimate Appeal®, Monterey Bay Clothing Company®, Coward® Shoe and Figi's®.

This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to effectively implement the Company’s plan for consolidation of the Catherines Plus Sizes brand and a new organizational structure, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure of changes in management to achieve improvement in the Company’s competitive position, the failure to successfully implement the Company's integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward- looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
(215) 638-6955